Exhibit (3)(c)

As amended and restated June 1, 2014

BYLAWS

of

PACCAR FINANCIAL CORP.

ARTICLE I

Offices

The Registered Office of the corporation in the State of Washington shall be located in the City of Bellevue, County of King. The corporation may have other offices, either within or without the State of Washington, as designated by the Board of Directors or as required from time to time by the business of the corporation.

ARTICLE II

Shareholders

Sec. 1 Meetings of the shareholders shall be held at the Registered Office of the corporation unless another place shall have been designated by the Directors.

Sec. 2 An annual meeting shall be held during each calendar year.

Sec. 3 Special meetings of the shareholders may be called by the Chief Executive Officer.

Sec. 4 Written notice stating the place and time of the meeting and, in the case of a special meeting, the purpose(s) for which the meeting is called, shall be delivered not less than 10 nor more than 50 days before the date of the meeting to each shareholder entitled to vote at such meeting.

Bylaws of PACCAR Financial Corp.

ARTICLE III

Directors

Sec. 1 The business and affairs of the corporation shall be managed by the Board of Directors.

Sec. 2 The number of Directors shall be not less than three (3) nor more than ten (10). Each Director shall hold office until the next meeting of the shareholders and until his successor shall have been elected and qualified.

Sec. 3 The Board of Directors, by resolution adopted by a majority of the full Board of Directors, may designate from among its members one or more committees each of which, to the extent provided in such resolution, shall have and may exercise all the authority of the Board of Directors, but no such committee shall have the authority of the Board of Directors in reference to amending the Articles of Incorporation, adopting a plan of merger or consolidation, recommending to the shareholders the sale, lease, exchange or other disposition of all or substantially all of the property and assets of the corporation otherwise than in the usual and normal course of its business, recommending to the shareholders a voluntary dissolution of the corporation or a revocation thereof, or amending the Bylaws of the corporation.

Sec. 4 Regular meetings of the Board of Directors or any committee thereof may be held without notice. Special meetings of the Board of Directors or any committee thereof may be called by the Chief Executive Officer or two or more Directors on prior notice. Meetings shall be held at the Registered Office of the corporation unless another place shall have been designated in the notice.

Bylaws of PACCAR Financial Corp.

Sec. 5 Any action which may be taken at a meeting of the Board of Directors or committee thereof, may be taken without a meeting if a consent in writing, setting forth the action so to be taken, shall be signed before such action by all the Directors, or all of the members of the Committee, as the case may be.

Sec. 6 A majority of the full Board of Directors, or of the members of a committee thereof, shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, or committee, as the case may be.

ARTICLE IV

Officers

Sec. 1 The officers of the corporation shall be a Chief Executive Officer, a President, one or more Vice Presidents, a Secretary and a Treasurer, which shall be elected or appointed by the Board of Directors. Additionally, the Chief Executive Officer may appoint such other officers, assistant officers, or agents as may be deemed necessary. Any officer or agent may be removed by the Board of Directors whenever in its judgment the best interest of the corporation will be served thereby.

Sec. 2 The Chief Executive Officer shall be the principal executive officer of the corporation to put into effect the decisions of the Board of Directors. He shall preside at meetings of the shareholders and Directors. The Chief Executive Officer, for any purpose, and such officers and employees to the extent the Chief Executive Officer shall designate in writing, may execute powers of attorney on behalf of the corporation.

Sec. 3 Subject to the direction of the Board of Directors and the Chief Executive Officer, the President shall be the principal operating officer of the corporation,

Bylaws of PACCAR Financial Corp.

and shall have such duties as are incidental to this office, and shall preside at meetings of the shareholders or Directors when the Chief Executive Officer is absent or when directed by the Chief Executive Officer.

Sec. 4 Subject to the direction of the Board of Directors, the Chief Executive Officer and the President, the one or more Vice Presidents, the Secretary, the Treasurer and other officers and agents shall have such duties as are incidental to their offices, and in addition shall have such other duties as are specifically delegated to them by the Board of Directors or Chief Executive Officer.

ARTICLE V

Miscellaneous

Sec. 1 The Board of Directors or the Chief Executive Officer may authorize any officer or agent to enter into any contract or execute any instrument of the corporation. Such authority may be general or be confined to specific instances and may include the authority to redelegate.

Sec. 2 The Board of Directors or the Chief Executive Officer, or such other officers or employees to the extent the Board of Directors or Chief Executive Officer shall designate in writing, shall determine the banks in which the funds of the corporation shall be deposited and the manner in which funds may be withdrawn.

Sec. 3 Certificates representing shares of the corporation shall be in such form as the Board of Directors shall determine. Transfers of shares shall be made only on the stock transfer books of the corporation. The person in whose name shares are recorded on the books of the corporation shall be considered the owner thereof for all purposes by the corporation.

Bylaws of PACCAR Financial Corp.

ARTICLE VI

Amendments

Sec. 1 These Bylaws may be amended by vote of the majority of the full Board of Directors at any meeting thereof.